GUARANTY OF PAYMENT

To induce each of the signatories identified below (the “Purchasers”) to loan American United Global, Inc. (the “Company”) an aggregate of $525,000 pursuant to those certain Senior Secured Convertible Notes dated September 22, 2005 issued by the Company (the “Notes”) in the names of the Purchasers, Robert Rubin (“Rubin”), hereby irrevocably and unconditionally guarantees on behalf of the Company, the payment and performance of all obligations and sums of money which may now or hereafter be or become due or owing by the Company to Purchasers as set forth in the Notes, together with any costs or expenses (including reasonable attorneys' fees and expenses) which Purchasers or its assigns may incur in enforcing such payment or performance or the provisions of this Guaranty; provided, however, in the event that Rubin is required to make any payments in satisfaction of the Notes, the Purchasers hereby agree to assign all rights and responsibilities under the Notes to Rubin.

Rubin agrees that Purchasers may, without notice to, or further consent of, Rubin and without in any way affecting his liability hereunder, renew, extend, modify, release or transfer any or all of such obligations and sums of money and any collateral security therefor, any other guaranty thereof and any refrain from exercising any right of Purchasers thereunder or provided by law.

This Guaranty is made under and shall be governed by and construed in accordance with the laws of the State of New York.

Dated: September 22, 2005	By:	/s/ Robert Rubin
Robert Rubin

PURCHASERS:
IROQUOIS MASTER FUND LTD.

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